Exhibit 99.1

November 19, 2004

Media Contact:
Faye I. Andersen
Phone: (775)-834-4822

For Immediate Release

California PUC Grants Sierra Pacific Fuel and Purchased Power Recovery from California Customers

The California Public Utilities Commission (CPUC) today authorized Sierra Pacific Power Company to recover $8.3 million in costs for fuel and power purchased for its 45,000 California customers. The recovery is a dollar-for dollar pass through to customers to pay for these costs and does not represent a profit to the company.

In May 2004, Sierra Pacific made the request as part of the CPUC’s Energy Cost Adjustment Clause (ECAC). It is the first time the company made the filing to recover costs through ECAC since the clause was reinstated by the CPUC in 2004. A freeze was put on such recoveries in 1996 as California prepared to deregulate the electric utility industry. Prior to that freeze, utilities routinely filed annually to make energy cost adjustments which allow utilities to recover the costs of fuel and power purchased from suppliers for its customers, with no mark-up by the utilities.

“One of the greatest impacts to our fuel and power purchases over the past few years has been the continuing rise in the price of natural gas,” said Mary Simmons, vice president of external affairs for Sierra Pacific Power Company. “Today’s prices of $7-8 per 1,000 cubic feet of natural gas are double what they were just two years ago and triple what they were four years ago. Whenever the price of the raw materials goes up, it costs us more to supply electricity to our customers.”

The CPUC’s action today means the typical residential customer using 650 kilowatt hours of electricity per month will see an increase of $9.33 or 13.4 percent. The overall increase for all classes of customers granted today is 14.8 percent. The rates become effective December 1.

Approximately 80 percent of Sierra Pacific’s California customers reside in the Lake Tahoe Basin. The company’s California service area extends from Portola in the north to Markleeville and Topaz Lake to Coleville in the south. Sierra Pacific has approximately 275,000 customers in northern Nevada.

Sierra Pacific Power Company, a wholly-owned subsidiary of Sierra Pacific Resources (NYSE: SRP), is the electric utility serving most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the

Reno- Sparks area of northern Nevada. Sierra Pacific Resources is also the holding company for Nevada Power Company, serving most of southern Nevada, and Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership.

Current Typical Residential Rates
Per kWh based on 650 kWh
11/19/04

Utility	Cents per kWH
San Diego Gas and Electric	14.80
Southern California Edison	12.83
Pacific Gas & Electric (San Jose)	12.92
Truckee Donner Public Utility District	12.17
Lassen Municipal Utility District	12.04
Sierra Pacific – California	11.74
Sierra Pacific – Nevada	11.63
Plumas-Sierra Rural Electric Cooperative	10.70
Sacramento Municipal Utilities District	8.62
PacificCorp – California	8.54

California Residential Rates per kWh
Sierra Pacific Power Company

Effective Date 12/1/04	11.74¢
1/16/04	10.31¢
2003	09.94¢
2002	09.94¢
2001	07.94¢
2000	07.94¢
1999	07.94¢
1998	07.94¢
1997	09.40¢
1996	09.40¢